                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material under Rule 14a-12

                           SCOTT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                 Transcript of
                               Scott Technologies
                       Fourth-Quarter 2000 Conference Call
                            Tuesday, February 6, 2001

Rob Berick:    Good morning everyone and thanks for joining us today. We're going to start our call with an overview from Mark Kirk before opening up the call to your questions.

               As most of you may know, we announced yesterday the transaction with Tyco International. As a result, we will not be providing you with any insight into our 2001 outlook today. Mark...

Mark Kirk:     Thank you, Rob. And good morning ladies and gentlemen. We are pleased to report our second consecutive year of record results where we experienced strong double-digit growth within our Health and Safety business, up 45 percent. And our Aviation business was up 12 percent despite the slow down, thanks to the Av-Ox acquisition. When you carve our the Av-Ox acquisition, it's essentially flat.

               If you turn to the pages in front of you, in terms of financial tables, the consolidated financial results - the income statement
               - as well as the balance sheet and we'll just run through some of the highlights of that. So turn to your income statement, you'll notice that for the fourth quarter, our revenues were up 32 percent from year-to-year to $69.2 million. The $69.2 million is broken down by product group. In terms of Health and Safety, represents $44.1 million and $25.1 is from the Aviation group. Together adding to the $69.2 million for the fourth quarter.

               For the full year, we grew 31 percent, from $201 million to $264 million. And that growth was about 14 percent organic growth and about 17 percent of that growth came from our acquisitions.

               Driving the growth organically continued to be the market share gains we've made in domestic fire services, strong demand from our significantly larger installed customer base, as well as the contributions from our acquisitions.

               Moving down the page to operating income. Operating income for the year improved from $37.6 to $43.7. However, as we indicated in the release, there was a fourth quarter charge that's included in that 2000 number of approximately $2 million, pretax, which was related to the separation of our former chief executive officer, Glen Lindemann, and charges associated with the previously announced proposed transaction with Tyco. So when you add the fourth quarter charge back, you would have $45.7 roughly of operating income. And that would represent, roughly, a 21 percent increase year-over-year in operating income.

               Operating margin, you will notice, was 18.6 percent for last year. Showed 16.6 reported for the year 2000. However, again, when we add back the charge in the fourth quarter, you have a 17.3 percent operating margin versus the 18.6 percent in prior year. And that 1.3 percent decline is primarily the function of the goodwill amortization from our acquisitions including this year, but not in last year. That accounts for approximately 1 percent of that
               1.3 percent decline. The other 0.3 percent of the decline would be other items, and particularly, the inherently lower margins of the companies that we acquired.

               Moving down the page to the EPS from continuing operations, $1.05 in the prior year to $1.47 this year, if you add back the charge, which is up 40 percent year-over-year.

               Turning to the balance sheet, I have not much to comment on. But, a few changes to be noted. One is the receivable balance movement, we continually report on that each quarter, and that looks like it's significant, however, it's up roughly $13 million from year to year. However, there's a couple factors driving that. One is there's the acquisition we made of Kemira in Finland earlier in the year added to some of the receivables, but also we had an increase in revenues from the fourth quarter of 1999 to the fourth quarter of 2000 of approximately $17 million and therefore, that accounts for this increase in receivables. Our DSO is holding fairly constant, so there's not a big movement there.

               Also we mentioned on the balance sheet our net debt is approximately $17 million. We have about $70 million of debt and about $53 million of cash, resulting in $17 million of net debt.

               That really concludes my comments with respect to the fourth quarter of the year and the financial review. I would like to make a few comments, though, about the announcement that we filed yesterday about the proposed merger with Tyco. Let me tell you some of the background information around the process.

               We commenced a process in May of 2000. A very thorough analysis of the process entailed investigating all the reasonable strategic alternatives that might be available to the company. We were advised by two nationally recognized investment banking firms, CSFB and Quarterdeck. And we conducted a very thorough auction process. We contacted 100 potentially interested parities. We received confidentiality agreements, and sent confidential information memorandums to 57 different parties.

               And the result of this was carefully considered by the board, after many thorough deliberations, and it was approved by unanimous vote of the Board of Directors as being fair and in the best interest of the stockholders. It was also supported by a fairness opinion from our bankers and also was supported by our largest stockholder, which represents approximately 23 percent of the outstanding shares, who felt strongly enough to sign an agreement committing to vote for the merger as well.

               Benefits of the deal, we think it's a fair deal in the best interest of the shareholders. We think it creates value and liquidity for the shareholders. And we know we've had a very successful track record of operational achievements on very solid growth over the last couple of years. But also, we know that we have relatively small size and scale and we're in a world of consolidation in our industry, like other industries, where size and scale will become increasingly more important.

               And we face the risk of larger competitors. We also face the risk of just the execution of our strategic plan. Among the items in the strategic plan is the identification and consummation of appropriate acquisitions at the right prices. And that risk is there as well, as the risk we face associated with the previously announced loss of the Intertechnique business, which presented approximately $28 to $30 million of annual revenues for us, and at above average margins.

               And we would attempt to replace that business, the Intertechnique loss of business, with our acquisition strategy. However, that is subject to the risk I just mentioned beforehand, on the execution of our strategic plan, of finding the right acquisitions at the right price and being able to consummate and integrate those acquisitions appropriately.

               So, after a very thorough process, Scott's Board of Directors reached the unanimous conclusion that joining up with Tyco was the right thing to do, and in the best interest of the stockholders. We will now be joining a large and very successful company in Tyco. Tyco has a very attractive, historical growth rate, very attractive published future growth rates. The analyst coverage of Tyco is universally favorable, reflects a strong buy rate.

               Tyco has a very huge and extremely liquid trading market, which our stockholders, I think, will find attractive. Since our average daily trading volume is about 50,000 shares or under, and Tyco's average daily trading volume is in excess of 7 million shares. We have been able to structure the transaction on a tax-free basis for our shareholders and we think we have found a buyer that has a tremendous track record of actually consummating deals, integrating them successfully into their operations.

               I will also mention to you that the transaction is subject to customary, closing condition, including regulatory approval and approval by the Scott Technologies' stockholders.

               Let me mention, as well, that we just filed an 8-K today, which contains a copy of the merger agreement. And we also will be filing a proxy statement as soon as practical, which will provide more detail to the process and the reasons for the proposed merger.

                   That really concludes my formal comments and we would like to open for questions at this time.

Richard Grubman, High Fields Capital:
------------------------------------

                   I have a couple of procedural questions. Can you give us a feel when you think the proxies will be mailed, number one. Number two, what you anticipate the record date for the shareholder vote may be? And also, what do you need in the way of a shareholder vote? Is it a simple majority? And, I guess, lastly, having just read the section of the merger agreement, that got filed a few minutes ago, pertaining to the proxy that the Blum Group has signed. If a superior offer is presented, is that proxy irrevocable? And, if there is a superior offer, does the Blum Group representative recuse themselves from the deliberations of the board? Thanks.

Mark Kirk:         Let me try to see if I can respond to all of those. Timing of the proxy, again, we're trying to do that as soon as practical. We would expect that to be sometime over the next several weeks. Second part of the question, was record date.
                   Record date has not been set, we don't know yet. There is a simple majority that will be required in the vote. Blum's proxy being irrevocable, the way the voting agreement reads, is it is terminable if the merger agreement is terminated.
                   And so to the extent a superior proposal would be received and accepted, we would terminate the merger agreement and therefore, the voting agreement would be terminable as well.

                   Any further questions?

Richard Grubman:   No.  Thank you.

Mark Kirk:         Thank you, sir.

George Loening, Select Equity:
-----------------------------

                   I understand why this is a great deal, even an outstanding deal, for Tyco. I just cannot figure out why it's even a good deal for Scott shareholders at $23. There's no premium built into the deal. You're being taken out at 13 times earnings. I'm frustrated by it. Walk me through, were there any offers above $23 a share that you received?

Mark Kirk:         There were no offers above $23 a share received.

George Loening:    Then was there something going on in your business that we may not have known about, which would indicate that you had tougher times ahead?

Mark Kirk:         Not that I'm aware of. Just the general risks that I
                   mentioned to you. The execution of our strategic plan, the general economy that we're heading into, the risk of the loss of the Intertechnique business and the ability to fill that, at appropriate margins. Beyond that, no George.

George Loening:    It's surprising. Obviously, given what you said, having 100 potentially interested parties, talking to 57, it strikes me that they must have seen - of those 57 parties, I'm surprised that you didn't get a higher bid. I'm surprised nobody else came out with a higher offer.

Mark Kirk:         Well, we would have liked a higher offer as well. But I
                   think that the risk that I tried to outline, as well as the risk that are more fully outlined in our SEC filings, are the same issues that you've been aware of, were taken into consideration by each of the bidders.

George Loening:    OK.  Thanks.

Mark Kirk:         Thanks, George.

Barry Bannister, Legg Mason:
---------------------------

                   Hey guys. I follow Tyco, not Scott, already followed Scott as you know. Is management largely going to remain intact after this deal? Is that pretty much the understanding?

Mark Kirk:         Well, we do not know that. Those arrangements have not been worked out.

Barry Bannister:   Well, I understand you're having to weigh your own interests, your shareholders' interests, creditor interests, everyone's interests here, but Tyco's MO is that they typically run a fairly decentralized operation with a lot of goals. And they hold the managers accountable to the goals. You guys have always done a real good job of meeting or exceeding your goals, so it wouldn't be a problem there. But, you know, was part of the logic or reasoning behind this deal, that you could simply become a subsidiary of a much larger company, have a stronger currency with which to make acquisitions, and also, remain in place, so to speak?

Mark Kirk:         Part of the consideration was the size and strength and
                   scale that being a part of the large organization like Tyco would bring to us. Their international market reach that that would bring to us in growing our business overseas, and certainly, a currency that they would provide in terms of acquisitions.

Barry Bannister:   OK. Then, you guys, did you contact - I know you probably
                   can't talk about too many details, but did you contact GE
                   Honeywell and United Technologies in your panoply of people that you spoke to?

Mark Kirk:         Well, more details will be provided in the proxy statement with respect to the process and it's probably not appropriate to discuss that at this time.

Barry Bannister:   OK. Thanks.

Paul Haagensen, Putnam Investments:
----------------------------------

                   Yes, good morning. I ask the question, the urgency and the timing to do a transaction like this at this point in time. You know, when interest rates have been relatively high and the economy has been slowing. Standing back, wouldn't there be a better time to try to get a higher price when interest rates are lower and perhaps, the economy is somewhat firmer. Such that the shareholders would be able to capture something a lot more than 7.5 times enterprise value to EBITDA, which, quite frankly, for a company growing at 15 to 20 percent, with a good future, looks very, very cheap.

Mark Kirk:         Paul, I appreciate your question. We did consider lots of
                   factors, including timing and the economic environment, etc.
                   in the board's deliberations. And we believe that this proposed merger is fair and in the best interest of the shareholders, in light of all the information that was considered.

Paul Haagensen:    I mean, is there a sense of urgency to do a deal right now, at this particular point in time? And if there is a sense of urgency, what does that result from?

Mark Kirk:         I don't think there was any sense of urgency, per se, that we felt we had our backs against the well. We just felt the consolidation of the industry around us was happening at an increasing rate. We needed to have more size and scale. We do feel like we need to replace the Intertechnique business with other business and the risk attendent with doing that at appropriate levels, than those and those when combined with many other factors were deliberated by the board and we felt that this was the right transaction to create value and liquidity for our shareholders.

Paul Haagensen:    Thank you.

Mark Kirk:         Thank you, Paul.

Staley Cates, Southeastern Asset Management:
-------------------------------------------

                   Hi Mark and Rob. I had one comment and one question. The comment is about the answer that you gave to the question, a couple of questions ago, that I'm still kind of amazed by, where you talked about the size, the strength, the scale, the overseas and the currency benefits from being part of Tyco. And I'm kind of amazed that that's now on the record because none of that benefits Scott shareholders in any way. That's all for the benefit of a Tyco shareholder. And nobody, I don't think, would argue, that for a few hundred million dollar market cap at Scott, folding into a $100 billion cap at Tyco that will exactly see those benefits as a Tyco shareholder to the same degree we would keeping Scott. So, as somebody who is supposedly looking out for a Scott shareholder, I'm amazed because none of that stuff is relevant at all.

                   The question that I had, gets to the comments you made in both your release and today. And that is, that even though this is on a Scott letterhead, when I read through all the benefits to Tyco, the deal, recurring service revenues and synergies, a broad end product line with high quality products and immediately accretive, again, all those things are to Tyco. And then when we look at the Scott side of this, we get "value and liquidity." The value thing is kind of a joke because it's now selling below where it was before the announcement. And my question centers on this liquidity thing. I've never heard any other shareholder on a call or meeting clammering for liquidity or complaining about the daily trading volume. And that's certainly not why most of us are here. And, I'm not quite following that, apart from maybe, Richard Blum's group. But can you comment on this big pent-up demand for liquidity among your shareholders?

Mark Kirk:         I'm not sure that I can comment on each individual
                   shareholder's view of liquidity. We just know that there is - we are a fairly illiquid small-cap stock compared to the liquidity that would be available in Tyco. We think that does provide some value to our shareholders. We also think that our shareholders do get continuing value from being a part of Tyco's future opportunities.

Staley Cates:      I don't mean this in a smart aleck way, but can you name any shareholders that care about greater liquidity or that desire to be a part of Tyco?

Mark Kirk:         No, I don't have any individual names of shareholders. But, we tried to deliberate and do what we thought was in the best interest of all the shareholders, not any individual shareholders.

Staley Cates:      So nobody in particular, that you talked to, is after this enhanced liquidity or a Tyco share? It's more your cut on it.

Mark Kirk:         Yes. No one specifically has told us that that's something important to them. We've had numerous comments through the last couple years from certain potential investors that they had concerns about the liquidity of our stock. So, in general, we've had those comments made to us. But, we tried to make this deliberation with what we thought was the best interests of all shareholders, not respond to any one inquiry.

Brett Patelsky, Tiedeman Investments:
-------------------------------------

                   My questions been answered.

Steve Wilson, Reich & Tang:
--------------------------

                   Mark, I'm trying to understand just the timeframe. You mentioned studies done I think it was May of last year. Was this before or after you were aware that there was the problem with the EROS business going away?

Mark Kirk:         Well, I think that once we became aware that the potential of that business might be going away, we started this analysis, this exploration of strategic alternatives. I think we were formally informed of the loss of business after May. I don't recall exactly when it was, but June or July maybe.

Steve Wilson:      Right. But you're saying that you had, I guess, a strong
                   belief that that business was in jeopardy, and then you said, we need to look at our alternatives.

Mark Kirk:         At that time, we had a sense that we may have that business maybe at risk and we looked at very strategic alternatives that might be available to us. Not just the sale of the company.

Steve Wilson:      And what other alternatives were there that you examined?

Mark Kirk:         Well, we will detail those more fully in our proxy statement.
                   But we looked at selling parts of the business. We looked at merger opportunities, potential acquisition opportunities, etc.

Steve Wilson:      OK. And just for edification, and I don't know if this is the case for the other shareholders, but I'm assuming that's true. Most of the shareholders on the institutional side, I assume, are small-cap investors who would be unable to own
                   Tyco shares. So, the very justification of that rationale is actually worthless to most of us if, in fact, we're going to be owned by $100 billion market cap because our mandates or our specific requirements of our clients would not allow us to own shares in a company that large. So that, unfortunately, that whole rationale is meaningless to, certainly my firm and I assume for many of the other firms as well.

Mark Kirk:         OK.  I appreciate that comment.

Victor Howley, RCB Investment Management:
----------------------------------------

                   Just to one aside, to echo that, if we wanted the liquidity, we could sell and buy Tyco. We could get liquidity instantly without this deal. But, it leads to the question, that, is anyone getting any type of benefit or premium, like the Blum Group? Do they get anything in return for this commitment.

Mark Kirk:         No, they did not.  Same deal as everybody else.

Victor Howley:     Thank you.  No questions.

Mark Koznerek, Midwest Research:
-------------------------------

                   Hi, it's Mark Koznerek at Midwest. Good morning. I just wanted to ask a question on the outlook for the business next year. I'm sorry, I logged on just a minute or two late. I don't know if there was any statement about the '01 revenue outlook. But, can you review what the expectations currently are for Health and Safety and Aviation products outside of the loss of the Intertechnique business, which has been well described.

Mark Kirk:         Well Mark, we mentioned at the early part of the call, and maybe you missed that, that with the signing of the merger agreement with Tyco, they will have some oversight on our major strategic initiatives during this time between signing and closing. And because we're not necessarily in complete control of our immediate destiny, we're not comfortable committing to specific future insights. So we're not going to discuss '01 targets.

Mark Koznerek:     OK. I'm sorry, I did miss that. Well let me ask the question this way then. According to my calculations, Health and Safety, on an organic growth basis, absent the acquisitions that you did this year, grew 25 percent, approximately, this year - just organic growth - what you were able to deliver, an outstanding job. Last year it was 19 percent, the year before that was 16 percent, would you expect that kind of trend, in the teens level, to continue, or are you facing something going forward that makes you somewhat cautious about the growth outlook?

Mark Kirk:         Well, I can't comment, specifically, on any forward-looking comments on that, Mark. But certainly there are challenges as we head into the economic environment we're into. But I can't comment specifically on what those growth rates would be.

Mark Koznerek:     How would you describe the competitive environment, Mark, out there, for both sides of your business? Is it dramatically different today than it was 12 months ago, in terms of nature of competition, pricing, commitments required by the customer base, etc? How would you characterize?

Mark Kirk:         The comment I would say, is that there's increasing
                   consolidation and we're seeing more and more people in the industries that we serve, banding together with other companies for size and scale. And we felt that was important for us to compete - to have size and scale as well.

Mark Koznerek:     Thank you.

Eric Gettleman, Chesapeake Partners:
-----------------------------------

                   Yes. I guess, just echoing some of the concerns of some of the other investors on this call. I was hoping to understand, I know you can't mention specifics in terms of who was involved at the end of the process here. But I was hoping you could comment a little more on the specifics of the process and how many parties were involved in the final bidding process, where you were unable to obtain greater than $23 of value.

Mark Kirk:         I will save this discussion of details for the proxy
                   statement to be filed. But we did accept the best and highest offer that was on the table. And we think it's fair and in the best interests of the shareholders. But more specifics on that will be provided in the proxy statement.

Eric Gettleman:    OK.  Thank you.

Jeff Bronchick, RCB Investment Management:
-----------------------------------------

                   Good morning gentlemen. So, Mark, would it be fair to say, that you felt that the loss of the distribution concept ... of the distribution revenues and the high profitability from that constituted a material issue and contrary to your efforts over the past year, you felt you were unable to replace that and therefore this is a major factor in the valuation of this deal that maybe wasn't as apparent to the rest of us? Would that be a fair statement?

Mark Kirk:         No, I don't think that's a fair statement. I think it was one of the factors, one of the considerations that the board considered during deliberation, not the major or the only factor that's considered.

Jeff Bronchick:    And the senior management team is staying on under the Tyco decentralized, have you announced or signed employment contracts?

Mark Kirk:         We have not.  We have not had those discussions with them.

Jeff Bronchick:    Frankly speaking, were you at all - is this a surprise to
                   you, the vehemence from your shareholder base? How unhappy everybody is, or did you walk into this expecting it? I just want to make sure we're all on the same planet, here. Is this a surprise to you that we've had 17 callers in a row express unhappiness.

Mark Kirk:         Well, I think we realized that there would be some people
                   that may not be in complete agreement with the decision.
                   However, we think we've done a complete and thorough market test and we think we're delivering a fair transaction in the best interest of the shareholders.

Jeff Bronchick:    And, again, is there anything that is going to be in the
                   proxy documents that you feel will help an intelligent discussion of this issue that you are unable to say right now?

Mark Kirk:         We will provide much more details in the proxy statement.
                   That's correct, about the process and the reasons for the merger.

Steve Kylander, David L. Babson:
-------------------------------

                   Just want to probably echo some of the sentiment and perhaps just as a different way of phrasing it. Was the option not to take a deal ever considered as a serious alternative? And, at this stage, have you initiated any changes in the organization that would preclude you continuing forward here as an independent company.

Mark Kirk:         That option was considered as a serious alternative, along with many options. And, we still have the ability to continue as an independent company should that be the ultimate decision.

Steve Kylander:    So, have you taken any actions at this point, though, in
                   terms of integrating them with Tyco?

Mark Kirk:         No, we have not.

Steve Kylander:    OK.  That's it.

Mark Koznerek, Midwest Research:
-------------------------------

                   I just want to know if you can comment, at all, on what kind of change in control issues were addressed here. What kind of incremental compensation does the senior management capture with this particular deal? What sort of change in control conditions were in place at Scott Technologies?

Mark Kirk:         OK, Mark, let me start by saying that our company does have a in place employment retention and severance protection arrangements with certain officers and key employees. But these are reasonable and customary. In fact, these compensation programs have been in place for some time. For the most part, and also has had been reviewed by our independent outside compensation consultants. And we believe they are in line with industry standards. And they will be more fully detailed in the proxy statement.

Mark Koznerek:     Alright. There was a comment by Tyco that they're taking a
                   $40 million purchase accounting adjustment as part of this closing for...it gives two terms, severance and facility rationalization, and for a company as profitable as you guys have historically been, at 17-18 percent operating margin, doesn't strike me that there's a lot of restructuring and facility consolidation necessary. Can you help dimension how much of that is severance and compensation and how much of that is actual bricks and mortar restructuring?

Mark Kirk:         Well, Mark, I can't completely speak to all that, because
                   it's not our numbers, it's Tyco's numbers and we weren't privy to their rationale arriving at that number. However, I did ask them, and was told, that of the $40 million, less than 20 percent of that represented severance type items. And the balance were the other things, such as transaction costs and facility rationalizations, etc. So, I do know that, but beyond that, it's their number so I really can't comment more specifically.

Mark Koznerek:     OK.  Thank you.

Paul Haagensen, Putnam Investments:
----------------------------------

                   Wondering if the management and the board at all, considered the landscape out there ... in terms of the larger growth stocks and the valuations on them. And the smaller and mid-cap arena which you were in, where, you know, the P/E ratios are more in the 10 to 15 times areas, as opposed to a larger quality growth stocks where the P/Es are more in the 20 to 40 range. I guess, I'm having a hard time understanding why you would want to own a piece of paper with a much higher multiple as opposed to a multiple, such as your own, which is closer to 15 times. Why is it advantaging your shareholders by putting them into a higher multiple stock?

Mark Kirk:         OK Paul, well we did consider those factors, along with
                   many factors. And we looked at the P/E multiples that we were trading at, where we were compared to peers and comparable companies. We also looked at the multiples of the Tyco stock.
                   So, yes we did consider all those factors and we believe this is a good transaction, it's fair and we think it's in the best interest of our shareholders.

Staley Cates, Southeastern Assets:
---------------------------------

                   I had two quick follow ups. One is with these dozens and dozens of potential interested parties, the hundreds that were in there, which is a great tribute to you, that you did do these great operating results as busy as you would have been with these hundred potential interested parties. But, on that front, do you believe that you signaled to those potential interested parities, numbering over a 100, that a, say, a mid-20s cash bid would have gotten the whole company? That's my first question. And the second question is, did you have all those people sign stand-still agreements?

Mark Kirk:         We had, the people that received the confidentiality
                   memorandums, signed confidentiality agreements.

Staley Cates:      Right, did the confidentiality agreement include a
                   stand-still provision, i.e. they would not move on Scott
                   Technologies, after they have had seen the books.

Mark Kirk:         Yes, I believe it did.

Staley Cates:      And, in your opinion, did those potential interested parties, as they looked, do you believe you gave them the impression that a mid-20s bid would win the whole company, as you were going through that process?

Mark Kirk:         I really can't respond to that. That will be discussed in the proxy statement. The process in a little more detail. We tried to conduct a very thorough auction and tried to get the highest and best value that we could, and we believe we did that with the Tyco bid.

Steve Wilson, Reich & Tang:
--------------------------

                   Mark, I don't recall if we answered a question that came on early in the conference call of the scenario of whether the Blum's have to recuse themselves, if in fact, there is an alternative offer.

Mark Kirk:         We believe he could act as a fiduciary in his capacity as a director, independent of his capacity as a stockholder. His interest as a stockholder would be the same as yours, but he can act independently as a fiduciary as a director.

John Gillary, Soros Management:
------------------------------

                       Hi fellows. Just a couple of questions. Looking at the merger agreement at less than $45 for Tyco, we are a fixed ratio of .5111, is there ever an ability to make more than $23 if Tyco goes up above a certain ratio? I didn't see that. That's question number one. Number two, it says it will agree to divest all the material assets, and the definition is 5 percent of Scott's revenues, I think I can figure that out. But, 0.3 percent of, what I believe is Tyco's Fire and Security group revenues. Is there a dollar number there you can give me?

Mark Kirk:             Well I think those numbers would be Tyco numbers that you
                       could probably speak to them about. We don't expect a Hart-Scott-Rodino issue in this transaction. But to the extent that you have more discussion around the specifics of Tyco numbers, I think that more appropriately comes from them than from us.

John Gillary:          OK, and as to the collar here, we can never make more
                       than $23.00, I take it, if Tyco goes up above a certain amount. We never get a fixed ratio at the top?

Mark Kirk:             I guess to the extent that their share price would
                       rise between the time we fixed the price and closing, yes, I guess that's conceivable.

John Gillary:          Only in the proxy period.  All right.  Thanks, a lot.

Christopher Williams, Dow Jones & Company:
-----------------------------------------

                       Is there a break up fee, and what is it?

Mark Kirk:             Yes, there's a break up fee, it's $9.5 million. Which
                       would be less than 2.5 percent of the transaction price.

Christopher Williams:  OK.  Thank you.

Rob Berick:            We'd like to thank everybody for their time this morning
                       and we'll be around if there are subsequent questions.

Mark Kirk:             I would just like to conclude by saying we really believe
                       this is a good transaction. We think it's fair, we think it's in the best interest of the shareholders and we think it does create value and liquidity to have the opportunity to participate in the future of Tyco and we appreciate your time.

                                   # # # #

Investors and stockholders are advised to read the proxy statement/prospectus regarding the business combination with Tyco when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Tyco International Ltd. and Scott Technologies, Inc. and stockholders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Tyco and Scott by directing such request to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, tel: (441) 291-8674; or to Scott Technologies, Inc., Attention: Corporate Secretary, One Chagrin Highlands, 2000 Auburn Drive, Suite 400, Beachwood, Ohio 44122, tel.
(216) 464-6153.

Information about Scott's participants in the solicitation, and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint filing by Tyco and Scott under SEC Rule 425 and Rule 14a-12 on February 5, 2001.

Forward-Looking Information

     This transcript contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements in this transcript include statements addressing the following subjects: expected date of closing the acquisition; future financial and operating results; and timing and benefits of the acquisition. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to obtain, or meet conditions imposed for, governmental approvals for Tyco's acquisition of Scott Technologies; failure of the Scott stockholders to adopt the agreement providing for Tyco's acquisition of Scott; the risk that the businesses of Tyco and Scott Technologies will not be integrated successfully; and other economic, business, competitive and/or regulatory factors affecting Scott Technologies' business generally. More detailed information about these factors is set forth in Scott's filings with the Securities and Exchange Commission, including Scott's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and its most recent quarterly report on Form 10-Q, as amended. Scott is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.